 Exhibit 99.2

Tactile Systems Technology, Inc. Announces Pricing of $32.5 Million Public Offering of Common Stock

MINNEAPOLIS, Minn.—(GLOBE NEWSWIRE)— Feb. 23, 2023— Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of patients with underserved chronic diseases at home, today announced the pricing of an underwritten public offering of 2,500,000 shares of its common stock at a price to the public of $13.00 per share. The gross proceeds to Tactile Medical from the offering, before deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be $32.5 million. Additionally, Tactile Medical has granted the underwriter a 30-day option to purchase up to an additional 375,000 shares of its common stock at the public offering price, less the underwriting discounts and commissions. Tactile Medical anticipates using the net proceeds of the offering to (i) expand commercial activities, (ii) fund milestone payments, (iii) support new product development, (iv) broaden reimbursement coverage for Tactile Medical’s patient population, (v) fund potential acquisitions and (vi) provide working capital and for other general corporate purposes, which may include general debt reduction. All of the shares are being offered by Tactile Medical, and the offering is expected to close on or about February 28, 2023, subject to customary closing conditions.

William Blair & Company, L.L.C. is acting as sole book-running manager for the offering.

The shares are being offered by Tactile Medical pursuant to a shelf registration statement on Form S-3 (Registration No. 333-269287) that was initially filed with the Securities and Exchange Commission (“SEC”) on January 18, 2023 and declared effective by the SEC on January 25, 2023. The offering is being made by means of a prospectus supplement and accompanying prospectus that form part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to, and describing the terms of, the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained by contacting: William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tactile Medical

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of Tactile Medical’s control that can make such statements untrue, including, but not limited to, the closing of Tactile Medical’s public offering and the anticipated gross proceeds therefrom; the impacts of the COVID-19 pandemic on Tactile Medical’s business, financial condition and results of operations, and Tactile Medical’s inability to mitigate such impacts; the adequacy of Tactile Medical’s liquidity to pursue its business objectives; Tactile Medical’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of Tactile Medical’s products; technical problems with Tactile Medical’s research and products; Tactile Medical’s ability to expand its business through strategic acquisitions; Tactile Medical’s ability to integrate acquisitions and related businesses; wage and component price inflation; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in Tactile Medical’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. Tactile Medical undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts

Investors:
Mike Piccinino, CFA

ICR Westwicke

443-213-0500

investorrelations@tactilemedical.com